EXHIBIT 99.1

Helix BioMedix Receives Key US Patent for its Bioactive Peptides

Bothell, Washington – April 6th, 2005 — Helix BioMedix (HXBM.OB), a developer of synthetic bioactive peptides, today announced the issuance of U.S. Patent No. 6,875,744 entitled “Short Bioactive Peptides.” The patent covers a vast family of bioactive peptides designed for low cost synthesis and improved bioactivity. Specifically, this patent covers the composition of matter and use for peptides of five to 22 amino acids in length that consist, in large part, of four specific amino acids. This patent significantly expands the Company’s technology platform of proprietary peptides for therapeutic and consumer product applications.

“Securing additional patent protection for our lead peptides is a significant milestone for us,” stated R. Stephen Beatty, President and CEO. “Receipt of this patent places Helix and the Company’s intellectual property at the forefront of peptide discovery and development at a time when the world is turning to peptides for their many and varied uses. As part of our ongoing strategy, we continue to aggressively pursue intellectual property rights based on novel bioactive peptides that have been designed and synthesized by our scientists and will have the ability to utilize our vast proprietary library to screen for additional uses of these bioactive molecules.”

Peptides included in this patent form the basis of preclinical programs at Helix targeted at preventing wound infections and sexually transmitted diseases. In addition, this patent extends the Company’s worldwide competitive edge in designing inexpensive peptides, a critical factor for the consumer goods market. In total, the Company now has nine issued patents in the U.S., nine issued foreign patents and four patents pending. Helix currently has research applications in such consumer markets as acne, skin care, wrinkle reduction, deodorants, and oral care. Based upon activities of peptides observed in nature, Helix has made advancements in all of these applications by exploiting the anti-infective and stimulatory properties of these short bioactive peptides.

About Helix BioMedix

Helix BioMedix, Inc. is an early-stage biotechnology company that has a portfolio of issued patents that covers six distinct classes of peptides, covering over 100,000 unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals, personal care, plant health, animal health and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.

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Contact:

Helix BioMedix, Inc.
David Kirske, 425-402-8400
dkirske@helixbiomedix.com
or
Investor Relations:
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com